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                      SEPARATION AGREEMENT AND RELEASE

     This Agreement, dated as of April 5, 1996 ("Effective Date"), is between DeltaPoint, Inc., a California corporation ("Company"), and Raymond R. Kingman, Jr. ("Mr. Kingman"). The parties agree as follows:

1.  COMPANY OBLIGATIONS

  (a) SEVERANCE. Company shall pay Mr. Kingman the sum of One Hundred and Eight Thousand Dollars ($108,000), less withholdings required by law, on the later of (i) seven days after execution of this Agreement by Mr. Kingman and
(ii) April 12, 1996.

  (b) STOCK. Sixty Two Thousand, five hundred shares (62,500) of the unvested options for the Company's common stock presently held by Mr. Kingman shall vest at a price of $3.50 per share on the later of (i) seven days after execution of this Agreement by Mr. Kingman and (ii) the Effective Date .

  (c) VEHICLE. Company shall pay Mr. Kingman an amount equal to the balance due on the Company vehicle currently used by Mr. Kingman, not to exceed Fifteen Thousand Dollars ($15,000).

  (d) ACCRUED SALARY AND VACATION. Company shall pay Mr. Kingman all salary and accrued but unused vacation due through the Effective Date.

  (e) CONSOLIDATED OMNIBUS BUDGET RECONCILIATION ACT OF 1985 ("COBRA"). As of the Effective Date, Company shall provide Mr. Kingman COBRA benefits as required by law, with Company to pay the COBRA premiums until the earlier of (i) the first anniversary of the Effective Date, and (ii) the date on which Company's statutory obligation to provide Mr. Kingman COBRA benefits terminates.

2.  EMPLOYEE OBLIGATIONS.

  (a) RESIGNATION. As of the Effective Date, Mr. Kingman resigns his employment with Company and all offices and directorships held with Company or any Affiliate.

  (b) NOTICE. So long as Company is providing COBRA benefits, Mr. Kingman shall provide Company advance written notice of (i) the effective date of any subsequent employment, and (ii) the effective date of coverage under any applicable benefit plan with such employer.

  (c) COOPERATION. For a reasonable period of time after the Effective Date, Mr. Kingman shall cooperate with Company in (i) the orderly transfer of Mr. Kingman's responsibilities to other person(s); and (ii) the defense of any action brought by any third party against Company that relates in any way to Mr. Kingman's acts or omissions while employed by Company.

  (d) RETURN OF PROPERTY. Mr. Kingman shall promptly return to Company all property of Company, including, without limitation, all equipment, tangible proprietary information, documents, books, records, reports, contracts, lists, computer disks (or other computer-generated files or data), or copies thereof, created on any medium, prepared or obtained by Mr. Kingman in the course of or incident to his employment with Company.

  (e) CONFIDENTIAL INFORMATION. Mr. Kingman shall not, for the benefit of any person or entity other than Company, disclose or use any information regarding Company's business, employees, or customers, which was produced by any employee of Company in the course of his or her employment or otherwise produced or acquired by or on behalf of Company, and which is not properly in the public domain.

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  (f)  INVENTIONS/NON-DISCLOSURE.  Mr. Kingman specifically acknowledges and reaffirms the obligations contained in the DeltaPoint, Inc. Employee Non-Disclosure and Inventions Assignment Agreement between him and Company executed on or about October 2, 1990.

  (g) NON-COMPETITION. Mr. Kingman acknowledges that during his employment with Company, he has had access to confidential information and that the activities forbidden by this subsection would necessarily involve the improper use or disclosure of this confidential information. To forestall this use or disclosure, Mr. Kingman agrees that for a period of one (1) year following the Effective Date, Mr. Kingman shall not, directly or indirectly, (i) divert or attempt to divert from Company or any Affiliate (defined as any person or entity that directly or indirectly controls, is controlled by, or is under common control with Company) any business, including the solicitation of customers;
(ii) solicit for employment any person currently employed by Company (or any Affiliate); or (iii) engage in any business activity competitive with Company (or any Affiliate) in any state where Company conducts its business, unless Mr. Kingman can prove that any of the above actions was done without the use of confidential information.

  (h) NONDISPARAGEMENT. Mr. Kingman shall not disparage Company, any Affiliate, or any of their officers or employees. The Company's executive officers and the members of the Company's board of directors shall not disparage Mr. Kingman.

  (i) ANNOUNCEMENT. Any communication to Company employees or the public by Mr. Kingman or the Company's executive officers or members of its board of directors shall be consistent with the message that Mr. Kingman feels he has accomplished for the Company what he set out to accomplish and has elected to resign in order to pursue other opportunities.

3. RELEASE. Mr. Kingman and his representatives, heirs, successors, and assigns do hereby completely release and forever discharge Company, any Affiliate, and its and their present and former shareholders, officers, directors, agents, employees, attorneys, successors, and assigns (collectively, "Released Parties") from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, mature or unmatured, which Mr. Kingman may now have or has ever had, whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation (collectively, the "Released Claims"). By way of example and not in limitation of the foregoing, Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. Released Claims shall also include, but not be limited to, claims for severance pay, bonuses, sick leave, vacation pay, life or health insurance, or any other fringe benefit. Mr. Kingman likewise releases the Released Parties from any and all obligations for attorneys' fees incurred in regard to the above claims or otherwise. Notwithstanding the foregoing, Released Claims shall not include (i) any claims based on obligations created by or reaffirmed in this Agreement; and (ii) any vested pension rights or any workers' compensation claims settlement of which would require approval by the California Workers' Compensation Appeals Board.

4. SECTION 1542 WAIVER. The parties understand and agree that the Released Claims include not only claims presently known to Mr. Kingman, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Released Claims as described in Section
4. Mr. Kingman understands that he may hereafter discover facts different from what he now believes to be true, which if known, could have materially affected this Agreement, but he nevertheless waives any claims or rights based on different or additional facts. Mr. Kingman knowingly and voluntarily waives any and all rights or benefits that he may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

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     A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES
     NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

5. CONFIDENTIALITY. Mr. Kingman and Company understand and agree that this Agreement and each of its terms, and the negotiations surrounding it, are confidential and shall not be disclosed to any entity or person, for any reason, at any time, without the prior written consent of the other party, unless required by law. Notwithstanding the foregoing, Mr. Kingman may disclose the terms of this Agreement to his spouse, and both he and Company, for legitimate business reasons, may disclose the terms of this Agreement to legal, financial, and tax advisors as well as to Company's executive officers and members of its board of directors.

6. NONADMISSION. The parties understand and agree that this is a compromise settlement of disputed claims and that the furnishing of the consideration for this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by Mr. Kingman or Company. The liability for any and all claims is expressly denied by Mr. Kingman and Company.

7. AGE DISCRIMINATION CLAIMS. Mr. Kingman understands and agrees that, by entering into this Agreement, (i) he is waiving any rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; (ii) he has received consideration beyond that to which he was previously entitled; (iii) he has been advised to consult with an attorney before signing this Agreement; and (iv) he has been offered the opportunity to evaluate the terms of this Agreement for not less than twenty-one
(21) days prior to his execution of the Agreement. Mr. Kingman may revoke this Agreement (by written notice to Company) for a period of seven (7) days after his execution of the Agreement, and it shall become enforceable only upon the expiration of this revocation period without prior revocation by Mr. Kingman.

8. NOTICES. Any notice under this Agreement must be in writing and shall be effective upon delivery by hand, upon facsimile transmission to the number provided below (if one is provided), or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to Company or to Mr. Kingman at the corresponding address below. Mr. Kingman shall be obligated to notify Company in writing of any change in his address. Notice of change of address shall be effective only when done in accordance with this Section.

Company's Notice Address:

  Chief Financial Officer
  DeltaPoint, Inc.
  2 Harris Court, Suite B-1
  Monterey, CA  93940
  Fax Phone No.:  408-648-4020

Mr. Kingman's Notice Address:

  Raymond R. Kingman, Jr.
  913 Monterey Circle
  Monterey, CA 93940
  Fax Phone No.:  408-373-1681

9. INTEGRATION. The parties understand and agree that the preceding Sections recite the sole consideration for this Agreement; that no representation or promise has been made by Mr. Kingman, Company, or any other Released Party on any subject whatsoever, except as expressly set forth in this Agreement; and that

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all agreements and understandings between the parties on any subject whatsoever are embodied and expressed in this Agreement. This Agreement shall supersede all prior or contemporaneous agreements and understandings among Mr. Kingman, Company, and any other Released Party, whether written or oral, express or implied, with respect to any subject whatsoever, including without limitation, any employment-related agreement or benefit plan, except to the extent that the provisions of any such agreement or plan have been expressly referred to in this Agreement as having continued effect.

10. AMENDMENTS; WAIVERS. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by each of the parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

11. ASSIGNMENT; SUCCESSORS AND ASSIGNS. Mr. Kingman agrees that he will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer, or delegation shall be null and void. Mr. Kingman represents that he has not previously assigned or transferred any claims or rights released by him pursuant to this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors, attorneys, and permitted assigns. This Agreement shall also inure to the benefit of any Released Party. This Agreement shall not benefit any other person or entity except as specifically enumerated in this Agreement.

12. SEVERABILITY. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

13. ATTORNEYS' FEES. In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of California.

15. INTERPRETATION. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

16. REPRESENTATION BY COUNSEL. The parties acknowledge that (i) they have had the opportunity to consult counsel in regard to this Agreement; (ii) they have read and understand the Agreement and they are fully aware of its legal effect; and (iii) they are entering into this Agreement freely and voluntarily, and based on each party's own judgment and not on any representations or promises made by the other party, other than those contained in this Agreement.

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The parties have duly executed this Agreement as of the date first written above.



/s/ Raymond R. Kingman, Jr.
- ----------------------------
  Raymond R. Kingman, Jr.




   DeltaPoint, Inc.


/s/ Donald B. Witmer
- ---------------------
   By:   Don Witmer
   Its:  Chief Financial Officer




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